EXHIBIT 10.4

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”) is made as of this __ day of _______, 2023, by All For One Media, Inc., a Utah corporation (“Assignor”), to Brian Lukow, an individual (“Assignee”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of April __, 2023, by and among Assignor, AEMG Acquisition Sub, Inc., a Nevada corporation, and All entertainment Media Group, Inc., a Delaware corporation (the “Agreement”), Assignor agreed to sell, transfer, convey, assign and deliver to Assignee all all of Assignor’s rights and obligations under all intellectual property and other assets in and to “Huckapoo”, “Drama Drama” and “Dream Street” (the “Property”) of Assignor and Assignee has agreed to accept such assignment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Assignment. Assignor, as of the date hereof, assigns, transfers and conveys to Assignee all of Assignor's rights and obligations under the Property, including any deposits paid thereunder. Assignee agrees to pay five (5%) percent net revenues (after recovery of expenses incurred by Assignee following the date hereof) royalty payment to Assignor from all revenues associated with the Property earned by Assignee, his successors and assigns. Assignor shall have the right to audit and inspect no more frequently than once per year, the books and records of Assignee for purposes of the foregoing royalty interest. In the event that royalties paid are less than 90% of royalties due to Assignor, Assignee shall pay all expenses of such audit and inspection plus interest at a rate of six (6%) percent per annum.

2.	Assumption. Assignee accepts the foregoing assignment and assumes all of Assignor’s obligations under the Property, as of the date hereof.

3.	Indemnity. Assignee agrees to indemnify and hold harmless Assignor from and against all loss, cost, liability and expense arising out of or in connection with the Property after the date hereof.

4.

Entire Agreement. This Assignment, contains the entire understanding of the parties hereto in respect of the transactions described herein. There are no restrictions, promises, representations and warranties, covenants or undertakings as to such transactions other than those expressly set forth or referred to herein or in such other agreements dated the date hereof, and this Agreement together with such others supersedes all prior agreements and understandings between the parties with respect thereto.

5.

Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

1

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment as of the day and year first above written.

ASSIGNOR:	ASSIGNEE:

ALL FOR ONE MEDIA, INC.	BRIAN LUKOW

By:
Name:
Title:

AGREED AND ACCEPTED:

ALL ENTERTAINMENT MEDIA GROUP, INC.

By:________________________________

Name:

Title:

By: _______________________________

Name:

Title:

2